Exhibit 99.2

Capital Trust Q3 2007 Earnings Call

November 7, 2007

Conference Coordinator:
Hello and welcome to the Capital Trust third quarter 2007 results conference call.  Before we begin, please be advised that the forward-looking statements expressed in today’s call are subject to certain risks and uncertainties including, but not limited to, the continued performance, new origination volume and the rate of repayment of the Company’s and its Funds’ loan and investment portfolios; the continued maturity and satisfaction of the Company’s portfolio assets; as well as other risks contained in the Company’s latest Form 10K and Form 10Q filings with the Securities and Exchange Commission.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
There will be a Q&A session following the conclusion of this presentation.  At that time, I will provide instructions for submitting a question to management.  I will now turn the call over to John Klopp, CEO of Capital Trust.
John Klopp:
Good morning everyone.  Thank you for joining us once again and for your continued interest in Capital Trust.
Last night we reported our numbers for the third quarter and filed our 10-Q.  During a period of continued upheaval in virtually all sectors of the financial markets, Capital Trust produced steady earnings, strong credit performance and a solid balance sheet.  Geoff will run you through the detailed numbers in just a minute, but here are the headlines:
❑	Net income of $15.5 million or 87¢ per diluted share.

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❑
New originations of $110 million, with only $65 million for the balance sheet, substantially (and purposefully) down from our previous pace as we dialed back originations in anticipation of better opportunities that we see coming in the months ahead.  More on that in a moment.

❑
Continued credit quality across all of our portfolios, with zero losses or provisions during the quarter.  In an environment where downgrades seem to be ever-present, we received upgrades on 7 classes of our CDO III bonds reflecting improved credit quality and seasoning of the underlying collateral.

❑
And in a market where liquidity is king, we added $250 million of new borrowing capacity from a new line lender, increased the capital in one of our investment management vehicles by $100 million, and ended the quarter with more immediately available balance sheet liquidity than we have ever had.

❑
Lastly, and of great importance to us, we paid a regular quarterly dividend of 80¢ per share against net income of 87¢.  On a cumulative basis, 2007 dividends so far are $2.40 per share versus year to date net earnings of $3.14 per share, reflecting a payout ratio of only 76%.

With new writedowns of residential and CDO exposures announced (or rumored) by banks and broker/dealers almost every day, it’s clear that the crisis gripping the financial markets has not yet fully run its course.  Closer to home, CMBS spreads have reached all-time wides in the last week, the CMBX index is gyrating wildly, and concerns are rising about the ultimate impact on commercial real estate values.  Behind the scenes, however, there’s evidence that the

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new reality is sinking in:  banks are beginning to mark down unsold loans that they hold on their books to market-clearing levels and borrowers are beginning to accept that new loans will only be available at wider spreads, lower advance rates and tougher terms.   We believe the time to pounce will come soon, but we also believe that this is a market where disciplined asset selection and credit underwriting will be key to long term success.  These are the strengths that Capital Trust was built on, and we expect they will continue to serve us well going forward.
We maintained our discipline during the wild ride up in the last 18 months and the quality of our existing book of assets reflects those (sometimes painful) decisions.  We steered away from new issue CMBS as subordination levels plummeted and underwriting standards deteriorated.  As a result, our upgrade-to-downgrade ratio has been 16 to 1 over this timeframe.  In our loan book, we consciously dialed down our risk profile, focusing on more senior B Notes, and today have a portfolio with a last dollar LTV of 69%, capable of withstanding significant value erosion before our positions are at risk.  We avoided the condo craze, choosing only those projects that we felt were in strong, supply-constrained markets and keeping a close eye on rental value in our underwriting as a backstop to our exposure.  We never got comfortable with land loans, so we have only one $10 million investment in a financing that, in typical CT style, has substantial subordinate capital below us.  We stuck to high quality, institutional properties owned by strong and experienced sponsors and believe that our portfolios will continue to outperform the market.
We have applied the same discipline to the way we run our balance sheet and asset/liability mix.  The vast majority of our longer term, fixed rate assets are match funded with

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CDOs, which comprise over 50% of our interest bearing liabilities.  The assets that we have financed with mark to market repo facilities are primarily short duration, credit-good floaters which experience much lower price volatility in times of spread widening.  In addition, our repo financing takes the form of committed lines of credit from a diversified group of lenders, most of whom have years of successful experience with Capital Trust.  Those lenders are sticking with us now, just as they did in 1998.  And we have always, religiously, maintained more than adequate liquidity to defend our book in the event of unforeseen events.
As I mentioned at the top, the true bottom line for us is the dividend that we pay to our shareholders.  We set our regular quarterly dividend at a level that we believe is comfortably supportable from recurring income generated by our business, and pay out any excess at year end in the form of a special.  Perhaps not the best strategy to maximize share price in the short term, but one that we think ensures sustainability over the long haul.
A good friend and great investor reminded me recently of that classic question:  What’s the difference between being early and being wrong?  Answer:  None.  Between our balance sheet resources and our investment management capabilities, we believe that Capital Trust is well positioned to exploit opportunities that result form this period of turmoil.
Geoffrey Jervis:
Thank you John and good morning everyone.  I will begin with the balance sheet.
Total assets at the Company were $3.1 billion at 9/30 – a decline of $89 million or 3% when compared to where we were at the end of the second quarter and, as John explained, the decline was due to our strategic decision to be a spectator during the recent market volatility.

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During the period, we originated $65 million of balance sheet loans, including $2 million of unfunded commitments, for new fundings of $63 million and we funded an additional $42 million of new advances on our existing portfolio.  This activity was offset by repayments during the period that totaled $212 million, netting to a roughly $100 million decrease in Interest Earning Assets for the period.
At September 30, 2007, the entire $3.0 billion portfolio of interest earning assets had a weighted average all-in effective rate of 8.04%.  From a credit standpoint, the average rating of the CMBS portfolio remained BB+ and the weighted average last dollar loan to value for the loan portfolio was 69%.
Looking inside the origination numbers, new loans were comprised of $22 million of whole loans and $43 million of B Notes and mezzanine loans.  The weighted average all-in effective rate on originations was 8.19% and average last dollar LTV was 71%.
Looking across the entire portfolio, credit performance remains strong in all investment categories.  The CMBS portfolio experienced 12 upgrades and no downgrades during the period, and inside the loan portfolio, all assets are performing.  We booked no provisions for loan losses this quarter and feel very comfortable with the quality of the portfolio.
Moving down the balance sheet - equity investments in unconsolidated subsidiaries increased to $17 million at the end of the third quarter.  Activity included $5 million of fundings associated with our investment in Bracor, that we upsized from an initial commitment of $15 million to $30 million during the period, offset by the continued impact of repayments on our equity co-investment at Fund III.  Inside Fund III, we expect to continue to experience

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repayments and, as of September 30th, the Fund had only 4 remaining investments with total assets of $114 million – with all assets performing well.
As we have disclosed in the 10Q, the gross promote value to us embedded in Fund III, assuming liquidation at quarter end, was $8.2 million.  Collection of the Fund III promote is of course dependent upon, among other things, continued performance at the fund and the timing of payoffs.  That said, we currently expect to begin collecting Fund III promote starting as soon as the fourth quarter of 2007 and into 2008.  Any Fund III promote will be accompanied by our expensing a portion of capitalized costs, as well as payments to employees of their share of promotes received.
At quarter end, in addition to Fund III, we managed three other investment management vehicles, CT Large Loan, CT High Grade and the CTX Fund.  Activity in our other investment management vehicles, like the balance sheet, was relatively quiet with CT High Grade, our previously $250 million, now $350 million high grade B Note and mezzanine loan account, making 1 new investment, bringing total assets in the account to $232 million at the end of the period.
On the right hand side of the balance sheet, total Interest Bearing Liabilities, defined as repurchase obligations, CDOs, our unsecured credit facility and trust preferred securities, were $2.3 billion at September 30th and carried a weighted average cash coupon of 5.86% and a weighted average all-in effective rate of 6.08%.
During the quarter, we entered into a new $250 million master repurchase agreement with Citigroup bringing our total committed secured financing facilities to $1.8 billion.  The new

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facility is designed to provide us with financing for our general loan and securities investment activity.  In addition, we extended the term of our $300 million repurchase facility with JP Morgan to October 31 of 2008 and, last week, upsized our existing committed facility with Goldman Sachs by $50 million from $150 to $200 million
Our repurchase obligations continue to provide us with a revolving component of our liability structure from a diverse group of counterparties.  At the end of the third quarter, our borrowings totaled $889 million against $1.8 billion of commitments from nine counterparties.  We remain comfortably in compliance with all of our facility covenants and, with $1.0 billion of unutilized capacity on our repo lines, we are confident that we have the immediately available debt capital to fund our near and mid term growth.
Our CDO liabilities at the end of the third quarter totaled $1.2 billion – this amount represents the notes that we have sold to third parties in our four balance sheet CDO transactions to date.  At September 30th, the all in cost of our CDOs was 5.75%.  All of our CDOs are performing, fully deployed and in compliance with their respective interest coverage, overcollateralization and reinvestment tests.  At quarter end, total cash in our CDOs-- recorded as restricted cash on our balance sheet-- was $3.7 million.  In addition, we received upgrades on seven classes of CT CDO III from Fitch Ratings.  Of the fourteen rated classes, seven were upgraded by one to two notches and the remaining seven classes had their pre-existing ratings affirmed. Fitch attributed the ratings action to the improved credit quality of the portfolio and seasoning of the collateral.

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The final components of interest bearing liabilities are our $100 million unsecured credit facility (with borrowings of $75 million at quarter end) and our $129 million of trust preferred securities.  There was no new activity in these accounts during the period.
One more item of note in Liabilities is participations sold.  At September 30th, we had $333 million of Participations Sold on the balance sheet, recorded as both assets (as loans receivable) and liabilities (as participations sold) and the pass through rate on these participations was 8.37%.
Over to the equity section, shareholders’ equity was $440 million at September 30th and our book value per share was $24.84.  Book value decreased during the quarter from $452 million at June 30th to $440 million at quarter end, down approximately $12 million.  The major component of the change was a $14 million net decrease in the value of our interest rate swaps.  Our debt-to-equity ratio (defined as the ratio of Interest Bearing Liabilities to book equity) remained at 5.2-to-1.  We remain comfortable with our leverage levels and, as we have said in the past, these levels will migrate depending upon the types of assets we originate and the structure of the liabilities we raise.
As always, we remain committed to maintaining an index and term matched asset/liability mix.  At the end of the quarter, we had approximately $411 million of net positive floating rate exposure (on a notional basis) on our balance sheet.  Consequently, an increase in LIBOR of 100 basis points would increase annual net income by approximately $4.1 million.  Conversely, a 100 basis point drop in LIBOR would decrease our earnings by that same amount.

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Our liquidity position remains strong, and at the end of the third quarter, we had $28 million of cash, $166 million of immediately available borrowings under our repo facilities and $25 million availability under our credit facility for total liquidity of $219 million.
Turning to the income statement, we reported net income of $15.5 million or $0.87 per share on a diluted basis for third quarter 2007.
Interest income for the period was $64.7 million, interest expense totaled $43.7 million, with resultant net interest income of $21 million.
Other items of note during the period:
Management and advisory fees from our funds was $1.1 million, an increase of $367,000 compared to the third quarter in 2006, as management fees from CT Large Loan, CT High Grade and CTX Fund increased, slightly offset by the decrease in base management fees from Fund III.  We expect these revenue streams to continue to grow in the coming quarters.
Servicing fee income during the third quarter of 2007 was $173,000 (compared to none in the third quarter of 2006) as we recognized revenue relating to the servicing contracts acquired as part of our purchase of the healthcare origination platform in June.
Moving down to other expenses, G&A was $6.8 million for the quarter, an increase of $961,000 from the third quarter of 2006.  This increase is primarily a result of higher levels of employment costs, resulting from the increase in headcount associated with the healthcare platform acquisition, as well as increased professional fees.
Depreciation and amortization was only $61,000 in the third quarter, a decrease of almost $300,000 when compared to last year, due primarily to the elimination of the depreciation

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expense associated with capitalized costs that have been fully amortized from prior investment management ventures.
Moving further down the income statement to Income / (Loss) from Equity Investments, the $109,000 loss from equity investments in the third quarter of 2007 resulted primarily from a net loss of $157,000 at Bracor, representing our share of operating losses for the period from April 1, 2007 through June 30, 2007 (we report Bracor’s operating results on a one fiscal quarter lag).
In both third quarter 2007 and 2006, we did not pay any taxes at the REIT level.  However, CTIMCO, our investment management subsidiary, is a taxable REIT subsidiary and subject to taxes on its earnings.  In the third quarter of 2007, CTIMCO recorded an operating loss before income taxes of $2.0 million, which resulted in our recording a $50,000 tax benefit.
As we have done in the past, we disclose the impact of items that we consider non-recurring to our net income.  For the period, these non-recurring items were de minimus, and recurring income was in the mid 80 cents per share range.
In terms of dividends, our policy is to set our regular quarterly dividend at a level commensurate with the recurring income generated by our business.  At the same time, in order to take full advantage of the dividends paid deduction of a REIT, we endeavor to pay out 100% of taxable income.  In the event that taxable income exceeds our regular dividend pay out rate, we will make additional distributions in the form of special dividends.  We paid a regular quarterly cash dividend of $0.80 in the third quarter, a 7% increase year over year.  Through the

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nine months, we have paid total dividends of $2.40 per share, representing a net income payout ratio of 76%.
That wraps it up for the financials, and at this point, I'll turn it back to John.
John Klopp:
At this point we'll turn it over to you to ask any and all questions.
Operator:
We will take our first question from David Boardman from Wachovia.
David Boardman:
Good morning and thank you very much for taking my question.  Regarding investment activity within the quarter and then going forward from here, spreads did blow out in the quarter and probably will continue, but the originations within the quarter didn't witness that.  Where would spreads be today on the whole loan, B-note, mezzanine side compared to where your book currently sits?
Stephen Plavin:
I can give you an answer as it relates to the general trends and spread.  I agree with your statement that spreads are continuing to widen.  There has been some volatility within the period where it looks like spreads are flattening out over any given two or three week period.  But then, as the index blows out and the street gets more nervous we see spreads widening again.  So the trend is still on the wider side, and depending on where you are in the capital structure, it can be anywhere from 50 basis points to 250 basis points wider.
David Boardman:

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                Regarding your hotel portfolio concentration (it was 26% at the end of last quarter) and considering that economic growth may be slowing down, are there any concerns regarding that?
Stephen Plavin:
The hotels in our portfolio continue to perform well.  RevPAR week by week and month by month across most markets is still positive.  I do think that if there is a significant economic recession certainly hotel performance will be impacted.  But we don't see any imminent risks in our hotel portfolio at this point.
David Boardman:
And what's your liquidity?  You certainly have a lot of dry powder to put to work whenever you choose.  Are there any constraints or aspects of your committed facilities that would possibly limit the ability to plough money into whatever you see fit?
Geoffrey Jervis:
Our repo providers have to agree on the credits that we propose to them, so that would be the constraint.
David Boardman:
Thank you very much for taking my questions.
John Klopp:
Thank you.
Operator:
We'll take our next question from Don Fandetti from Citigroup, please go ahead.
Don Fandetti:

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Hi John, quick question.  If you look at CMBX, obviously spreads have gapped out notably, I know it's not the most liquid index, but do you think the market has been wrong on that side or do you think we are headed to a major correction in commercial real estate?
John Klopp:
I'm not sure that CMBX at the moment is a particularly good indicator or a particularly correlated index to anything.  There seems to be an awful lot of action in the index - people trying to get short, make bets, anticipate downturns in this business - and there doesn't seem to be a great correlation with the cash market.  The better question is the second half of your question, which is where do we see things going irrespective of CMBX.  Clearly, there is uncertainty at this point in time as to where values really are going, given the ongoing credit issues in the various different financial markets and their ultimate potential impact on the U.S. economy.  There is no question that values have backed off, but I also think that it's quite differential in terms of its impact.  The better quality product is holding value better, at least so far, the lesser quality product is probably falling more.  But at least at this point in time underlying performance in terms of cash flow has held pretty strong.  We are cautiously optimistic about valuations going forward.
Steven Plavin:
The other thing to think about when you look at the index is where the index is trading really reflects the perception of the quality of first half 2007 CMBS origination, a period of time when more values were peaking and underwriting was at its most aggressive point.  So we are not big fans of first half 2007 CMBS, but I do think the index does reflect that as well.

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Don Fandetti:
Okay.  John, on the Q2 call you said that you did believe that the CRE CDO market would open back up for you.  Are you more positive or less positive today?
John Klopp:
I am not any different in terms of the view than I was three months ago.  The CRE CDO market is basically closed today to everybody.  That has an awful lot to do with activity in other markets as opposed to the commercial real estate CDO market, because if you look at the underlying performance of collateral of ours and others, it continues so far to be very strong.  We do not know when or how that market will reopen, but my sense is it's going to take a while and it's going to come back on different terms than we had before.  There will certainly be less leverage, more plain vanilla structures and a focus much more than we had in the past on the quality of the manager which we saw over the course of the preceding year or two when virtually anybody who could assemble collateral could execute a CDO.  I do not see that happening going forward.
Don Fandetti:
We've seen one other company in the space do the single buyer CRE CDO, is that an option or not necessarily for CT?
Geoffrey Jervis:
There are a lot of opportunities out there and unfortunately, a single buyer typically meant a wrapper, and the state of that community impacts that transaction going forward.  But, as John has said, there are certainly plain vanilla CDOs and by plain vanilla, they probably won’t

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be marketed as broadly and they probably won't  sell down as much of the liabilities.  But CDOs will come back and you are going to be surprised at how quickly they do.  There are a lot of ideas that are in the queue right now and people are just waiting for the opportunity to consummate these transactions.
Don Fandetti:
Thanks.
John Klopp:
Thank you.
Operator:
We'll take our next question from Rick Shane from Jefferies and Co.  Please go ahead your line is open.
Rick Shane:
Hi thank you for taking my question.  A couple different things here.  It looks like there were pay downs or principal pay downs in CT Large Loan, is that correct?  So, it actually didn't grow during the quarter?
John Klopp:
That is correct.  There were pay downs across all of the portfolios, but obviously the pace of pay downs has declined in this current market environment.
Rick Shane:
John, you made the comment that there is no difference between being early and being wrong, should we expect you to be more conservative in terms of deploying CT Large Loan?

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We had previously assumed it was going to be fully deployed by the end of third quarter, but obviously that's not the case.  Do you think you are going to be slower there as well?
John Klopp:
The short answer is yes.  Steve you can give the longer answer.
Stephen Plavin:
The opportunity for Large Loan relates primarily to deals that have already been struck and identified in the market.  Some of those deals are a little bit challenging given the timing of when they were originated.  The LBO activity going forward is going to be greatly reduced, and so we don't see a lot of new opportunities coming for Large Loan like what we saw in the first half of the year.  But we are looking at the inventory of existing deals and when the time is right we'll probably make an investment or two in those deals.
Rick Shane:
So basically what you are saying is that you think that there is probably some product on dealer desks that need to be discounted and maybe as we get towards the end of the year as they are willing to take those marks, you might have an opportunity?
Stephen Plavin:
Yes.
Rick Shane:
Okay.  And strategically, John, getting back to your comment about early versus wrong, obviously you have maintained a lot of discipline and the comment was made that if you look every few weeks it feels like spreads have widened out and we've reached a new level and then

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all of a sudden they start to widen out again.  How do you maintain the discipline of being on the sidelines and what's going to be the event or the catalyst for you to know we are done here and now it's time to weigh back in?
John Klopp:
I don't know if you are ever going to know when this is "done".  The issue is when we find transactions that we are comfortable with from a risk standpoint and which we believe have been priced at a level where the returns make sense relative to that risk and make sense relative to how we can finance it.  In other words, produce a return on equity that we think is appropriate - then we will pull the trigger.  We are beginning to find those new levels on some of the existing products.  We are beginning to see the pricing on new originations reflect that set of criteria for us.  I don't think there is going to be a bell that goes off that says we are at the bottom, I think it's going to be much choppier than that.  But as we wade our way through this process, we definitely expect to find good opportunities to deploy our capital and the capital of our partners in our investment management vehicles.
Rick Shane:
And to refine that question a little bit, are there specific negative catalysts that you are looking for between now and either the end of the year or early next year, whether it's auditor affect or dealers needing to dump product or anything like that?
John Klopp:
We certainly have seen fiscal year ends for the banks/broker dealers in previous eras of crisis be a catalyst, there is no question about it.  Cleaning up and taking the hits before the

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statement date and then moving the inventory shortly thereafter has certainly been a pattern in the past.  So time does matter and we think we are approaching those dates and there is going to be more product that is liberated off of the current holders’ balance sheets.
Rick Shane:
Great.  That's very helpful I appreciate you answering those questions.
John Klopp:
Thank you.
Operator:
We will take our next question from David Fick of Stifel Nicolaus.   Please go ahead.
David Fick:
Good morning.  Just stepping back for a minute, you talked about being somewhat bullish that the CDO market will return, but if you look at the majority of your capital structure today, whether it's equity or CDOs and excluding your floating rate debt, virtually none of it would be available to you on a replacement basis right now.  And so you couldn't build your engine this way and I am hearing you talk of the conservative game in terms of net asset growth, but if there is no funding and I am hearing you talk about alternative sources so far, but no specificity there, what is really the future of the model?
Geoffrey Jervis:
Let's step back.  First of all, we do believe CDOs are going to come back.  Whether or not they come back as a balance sheet financing alternative is unclear.  We are 100% prepared to continue to run this business without the financing alternative that was a collateralized debt

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obligation.  We ran this business from 1997 through 2004 without CDOs and we are capable of doing it for the next 10 years as well.  What you need to do if you are going to run a book based upon shorter term repo financing is to have a much keener eye towards matching index and duration and you need to have more liquidity. We have a discussion of this in the 10Q that until other alternatives make themselves available, we expect to run this book with a higher level of liquidity and that's what you have to do in order to defend your book when it is repo financed.
David Fick:
Alright.  In terms of value, what are the implications on your statements that you are going to be more cautious on the sidelines until you see adjustment in market levels?  What you are saying is that cap rates have to move, and if that's the case, what does that mean for your current book?
Stephen Plavin:
We think that there is adequate equity cushion in deals that we have on our book to withstand the kinds of drops and cap rates that we are anticipating.  Values have already declined 5% to 15% and that is a good range to apply across the board, obviously with every situation being unique.  So we are continuing to look at the fundamental performance of markets and collateral across all the portfolios very intently to see if there are early signs of any erosion of performance, and if so, we make the proper defensive move.
David Fick:
But so far you have seen virtually nothing? You are not having to renegotiate deals, grant extensions or adjust fee structures or anything?

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Stephen Plavin:
No.
David Fick:
Okay.  My last question is for Geoff.  You have a hold to maturity strategy but I am wondering if there is any potential impact that you have identified from FAS 159?
Geoffrey Jervis:
We have elected hold to maturity for our Interest Bearing Assets and we expect to continue to hold these to maturity.  We are very comfortable with that position and obviously given the letter of GAAP, we have the intention and the capability of holding the assets to maturity as well.
John Klopp:
We made that decision obviously quite a long time ago.
Geoffrey Jervis:
Right.
David Fick:
Okay.  Thanks.
John Klopp:
Thank you.
Operator:
We will take our next question from Marsella Martino from KeyBanc Capital, please go ahead.

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Marsella Martino:
Good morning.  As you talk about and think about origination going forward and you see opportunities out there, are there any areas of asset classes that you think provided some good opportunities for you or any that you have or will particularly focus on?
Stephen Plavin:
I don't think we have focused on any particular asset class.  We are just trying to remain very opportunistic, looking for transactions that in general meet our risk and return profile.  So we will look across all the asset classes.  We have been avoiding, as you may have noticed in John's comments, assets related to for-sale housing, land and condominiums for quite some time and I don't know that we are going to be the first one who tries to pick the exact bottom of that market and wants to jump back in, that's more of a category that we will continue to be very conservative in investing in.  But in terms of the other major asset classes, we think there will be opportunities in all of them in selective situations.
Marsella Martino:
And just one small housekeeping.  I think G&A declined a little bit.  Anything there or was last quarter an anomaly?
Geoffrey Jervis:
No, there is nothing there.  It was just professional fees and our accruals that accounted for much of the difference.
Marsella Martino:
Okay, great thank you.

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Operator:
Our next question comes from Tayo Okusanya from UBS.  Please go ahead.
Tayo Okusanya:
Good morning.  My question about the CRE CDO market has been answered.  But in regard to the CMBS portfolio that is held to maturity, can you tell us what the fair market value of that portfolio is right now?
Geoffrey Jervis:
We go through that process at least every quarter and it is in the back of the 10-Q in the risk disclosure chart, and the fair value at quarter end was $853 million.
Tayo Okusanya:
Versus $884 million.
Geoffrey Jervis:
That's right, about a $30 million difference.
Tayo Okusanya:
Great.  Thank you very much.
John Klopp:
Thank you.
Operator:
Next we have a follow up from David Boardman of Wachovia.  Please go ahead.
David Boardman:

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To piggyback off of Don's question, say we saw somebody in the space today not do a CDO through one buyer but renegotiate a warehouse line or repo line and have no mark to market feature but require a higher cost of funds.  I was wondering if one of you could talk about that and if that's something that you would look at and how you feel about trading higher cost for that mark to market elimination.
Geoffrey Jervis:
Certainly a trade off.  We would look at it if it was presented to us.  But in general, if somebody offered me a non mark to market line with some reasonable increase in cost, I think we would find it pretty attractive.
David Boardman:
Fair enough.  Alright have a good day.
Operator:
At this time we have no further questions queued.
John Klopp:
Thank you again for your interest in Capital Trust and we will talk to you next quarter.